PROSPECTUS SUPPLEMENT                       Filed Pursuant to Rule No. 424(b)(3)
(To Prospectus dated July 3, 2003)                    REGISTRATION NO. 333-92613
                                                                       333-95807




                                 [LOGO OMITTED]




                        1,000,000,000 Depositary Receipts
                            Telecom HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated July 3, 2003 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS (SM) Trust.

         The share amounts specified in the table on page 12 of the base prospectus shall be replaced with the following:

                                                                       Share         Primary
                 Name of Company                        Ticker        Amounts    Trading Market
                 ---------------                        ------        -------    --------------
ALLTEL Corp.                                              AT             2            NYSE
AT&T Corp.                                                T              5            NYSE
AT&T Wireless Services                                   AWE           8.045          NYSE
BCE Inc.                                                 BCE             5            NYSE
BellSouth Corp.                                          BLS            15            NYSE
CenturyTel, Inc.                                         CTL             1            NYSE
Cincinnati Bell Inc.                                     CBB             2            NYSE
Level 3 Communications, Inc.                             LVLT            3           NASDAQ
Nextel Communications, Inc.                              NXTL            6           NASDAQ
Qwest Communications International Inc.                   Q          12.91728         NYSE
SBC Communications Inc.                                  SBC            27            NYSE
Sprint Corporation-FON Group                             FON             6            NYSE
Sprint Corporation-PCS Group                             PCS             6            NYSE
Telephone and Data Systems, Inc.                         TDS             1            AMEX
Verizon Communications                                    VZ           21.76          NYSE


         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is July 31, 2003.